William J. Koehn

John D. Shors

Stephen W. Roberts

William R. King

Robert F. Holz, Jr.

Robert A. Gamble

Michael G. Kulik

F. Richard Thornton

Thomas E. Salsbery

Frank J. Carroll

Bruce I. Campbell

Jonathan C. Wilson

Patricia A. Shoff

Steven L. Nelson

David B. VanSickel

Gene R. LaSuer

Deborah M. Tharnish

Kent A. Herink

Robert J. Douglas, Jr.

Nicholas H. Roby

Mark D. Walz

Gary M. Myers

Stanley J. Thompson

David A. Tank

David M. Erickson

Lori Torgerson Chesser

Jo Ellen Whitney

Becky S. Knutson

Julie Johnson McLean

Beverly Evans

M. Daniel Waters

Christopher P. Jannes

Sharon K. Malheiro

Kris Holub Tilley

William A. Boatwright

Thomas J. Houser

Kendall R. Watkins

Scott M. Brennan

Debra Rectenbaugh Pettit

Matthew E. Laughlin

Judith R. Lynn Boes

Daniel A. Rosenberg

Steven C. Goodrich

Denise R. Claton

William P. Kelly

Daniel M. Weddle

Susan J. Freed

Lisa L. Ash

Behnaz Soulati

Heather L. Palmer

Jason M. Stone

Amy M. Landwehr Joseph M. Pawlosky Virginia E. Ho John C. Pietila Jason M. Ross LeGrande W. Smith Emily E. Harris C. Jennifer Peterson Kent A. Herink Daniel A. Rosenberg Patents	Donald J. Brown David W. Dunn C. Carleton Frederici A. J. Greffenius Dennis D. Jerde Richard E. Ramsay Neal Smith Diane M. Stahle William D. Thomas Of Counsel A. Arthur Davis 1928-1997

REPLY TO DES MOINES OFFICE

Exhibit 5

April 6, 2007

FBL Financial Group, Inc.

5400 University Avenue

West Des Moines, IA 50266

RE:          Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion letter is being delivered by us as special counsel to FBL Financial Group, Inc., an Iowa corporation (“FBL”) in connection with the proposed registration by FBL of $100,000,000 in aggregate principal amount of FBL’s 5.875% Senior Notes due 2017 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

The Exchange Notes are to be issued pursuant to an Indenture dated as of March 12, 2007 between FBL and LaSalle Bank National Association.  The Exchange Notes are to be issued in exchange for and in replacement of FBL’s outstanding 5.875% Senior Notes due 2017, (the “Outstanding Notes”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion.

For the purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of FBL and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when (i) the Registration Statement becomes effective and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders of the Outstanding Notes in exchange therefor, the Exchange Notes will be binding obligations of FBL.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of delivery of any of the Exchange Notes, (a) the Board of Directors of FBL shall have duly established the terms of such Exchange Notes and duly authorized the issuance and exchange of such Exchange Notes, in accordance with the Indenture and Iowa law, and such authorization shall not have been modified or rescinded; (b) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (c) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; (d) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; and (e) since the date hereof there will not have occurred any change in law affecting the validity or enforceability of the Exchange Notes.  We have also assumed that neither the issuance and delivery of the Exchange Notes nor the compliance by FBL with the terms of the Exchange Notes will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon FBL or any restriction imposed by any court or governmental body having jurisdiction over FBL.

We are members of the Bar only of the State of Iowa.  This opinion is limited to the laws of the State of Iowa and the federal laws of the United States of America.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivisions or local authority of any jurisdiction.  We note that the law of the State of New York is stated to be the governing law in each of the Indenture and the Exchange Notes.  We have assumed with your permission, and without verification, that the law of the State of Iowa governs the Indenture and the Exchange Notes with respect to the legal, valid and binding nature thereof.  Furthermore, we express no opinion as to whether a court applying Iowa choice-of-law rules would apply the law of the State of New York to the Indenture and the Exchange Notes.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference of our name in the Registration Statement and the related Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.

    DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.